Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Mentor Corporation and Mentor International Holdings, Inc. for the registration of 33,958,085 shares of Mentor International Holdings, Inc.’s common stock and to the incorporation by reference therein of our reports dated May 22, 2008, with respect to the consolidated financial statements and schedule of Mentor Corporation, and the effectiveness of internal control over financial reporting of Mentor Corporation, included in its Annual Report (Form 10-K) for the year ended March 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Los Angeles, California
July 9, 2008